Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Investor Relations

11000 Broken Land Parkway

Columbia, Maryland 21044

Tel: 410-772-5160

Toll-Free: 866-438-1088

investors@FieldstoneInvestment.com

Fieldstone Investment Corporation

Announces Resignation of Chief Financial Officer

COLUMBIA, MARYLAND, June 27, 2005 – Fieldstone Investment Corporation (NASDAQ: FICC) today announced that Robert G. Partlow, Senior Vice President–Chief Financial Officer, has resigned from his position for personal and family reasons.  Mr. Partlow, who has been with Fieldstone since August 2003, will remain with Fieldstone until August 5, 2005.  Fieldstone has initiated a search for a new chief financial officer.

Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer stated, “We wish Rob the very best and sincerely appreciate his many contributions to Fieldstone.  Rob has been a key member of our management team and has added tremendous value in his two years with Fieldstone. Given the strength and experience of our finance and portfolio teams, I am confident of continuing smooth operations and reporting.”   In commenting on this announcement, Mr. Partlow stated, “Fieldstone has accomplished a great deal in the past two years—successfully completing a $700 million private offering, becoming a NASDAQ-listed company and solidly executing its business strategy of building a portfolio of loans held for investment financed by issuing mortgage-backed securitization debt.  I am thankful for having had the opportunity to contribute to such a great organization and to work with such a talented management team.”

About Fieldstone

Fieldstone Investment Corporation, headquartered in Columbia, Maryland, is a residential mortgage banking company that has a portfolio of non-conforming mortgage loans and that originates, securitizes, sells and services single-family residential mortgage loans, directly or through its mortgage origination subsidiary.   Fieldstone has elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes.  Fieldstone’s mortgage origination subsidiary, Fieldstone Mortgage Company, originates non-conforming and conforming mortgage loans through wholesale and retail business divisions.  Fieldstone maintains a wholesale network of over 4,700 independent mortgage brokers serviced by 15 regional operations centers and a network of retail branch offices located throughout the country.

For more information or a copy of the press release, visit www.FieldstoneInvestment.com.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict.  For a discussion of such risks and uncertainties, see “Risk Factors” in Fieldstone’s most recent quarterly report on Form 10-Q and its annual report on Form 10-K for the most recently ended fiscal year filed with the Securities and Exchange Commission (“SEC”), and its other filings with the SEC.  Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.